Exhibit 99.1

Premier Holding Acquires Majority Stake in The Power Company USA, LLC

TUSTIN, CA -- (Marketwire) -- 02/27/13 -- Today, Premier Holding Corporation (OTCQB:PRHL) announces it has entered an agreement to purchase 80 percent of The Power Company USA, LLC, based in Chicago, Illinois. The Power Company ("TPC") was formed in 2011 to participate in the sale of deregulated energy, primarily electricity and natural gas, to businesses and residential users. More information on TPC can be found at http://thepowercompany.com/

PRHL's acquisition of 80 percent of TPC for a combination of cash and securities will increase PRHL's capability to offer energy efficiency products and services to Fortune 500 brands, commercial middle-market companies, developers and management companies of large-scale residential developments.

TPC's business model capitalizes on the deregulation of energy provided by the National Energy Policy Act of 1992 (NEPA 1992), and over the last two years, the principles at TPC designed a proprietary computer model and system whereby commercial and residential clients can chose from numerous power suppliers to garner the lowest rates and/or structured programs that best suit their needs. With this acquisition, once TPC has reduced or stabilized the cost of power, the client is referred to E3 - Energy Efficiency Experts, another subsidiary of Premier, which then focuses on offering these and other clients its vast array of green products and clean tech solutions that reduce power consumption.

TPC's business has grown significantly over a short period of time. In fact, in a few short months, since signing the LOI, TPC has acquired an additional 3,000 customers, now totaling over 14,000 customers in just the 12 states it currently services. As deregulation expands to the remaining states prior to 2020, TPC will be well-positioned to expand its client base with its best-of-breed internal systems and client offerings.

By acquiring a major stake in TPC, Premier receives additional benefits in the form of tremendous marketing resources, an integrated platform for reaching clients with numerous products and services, key personnel, and added revenue and assets. Currently, the revenue for 2013 is expected to be in excess of $3,000,000, with current receivables exceeding $1,000,000 and contracts with over 14,000 customers representing assets estimated to be valued from $6,000,000 to $10,000,000.

"The synergy and efficiencies created by this agreement substantially accelerate the sales growth potential of PRHL," said Randall Letcavage, president and CEO of PRHL. He continued, "Capturing a client with attractive power rates is a seamless introduction for our energy efficiency team (E3 - Energy Efficiency Experts) to implement further energy savings to an already satisfied customer. This is a significant step in our overall strategy to be 'everything energy' to our clients."

The acquisition today represents 80 percent of TPC stock, with the remaining 20 percent scheduled to be acquired within the next 120 days.

PRHL will provide additional details, including the purchase agreement in a current report on Form 8-K to be filed with the SEC within 4 business days.

About Premier Holding Corp. (PRHL)

The Company provides financial and management expertise, which includes access to capital, financing, legal, insurance, mergers, acquisitions, joint ventures and management strategies. The Company's strategy is to acquire clean technology companies and/or green products and services that are accretive and that can be seamlessly integrated and utilize the overall economics of such products and services for the benefit of its customers. Through its various subsidiaries it offers energy efficiency products and services to commercial middle-market companies, Fortune 500 brands, developers and management companies of large-scale residential developments. For more information visit: www.prhlcorp.com.

About The Power Company (TPC)

The Power Company USA, LLC is a professional energy services firm offering brokerage and consulting services with a progressive and unique perspective on energy management based in Chicago, Illinois. Their mission is to assist companies in reducing and managing their electricity expenses. Their diverse portfolio of energy providers, transparent pricing, and unparalleled industry experience offers customers the freedom of exploring all of their options for choosing the best plan and provider. Operating in all currently deregulated states, including Texas, New York and Illinois, TPC and its partners/suppliers have provided an invaluable service to millions of clients. Their team has consulted and/or serviced such prominent companies, organizations and governmental entities such as: The City of Dallas, Ralcorp, Choice Hotels, Apex Hospital Systems, Mercedes Dealerships, Leona's Restaurant Group, McDonald's, and many others. Because of the large amount of business transacted and their long-standing relationships with Regional Energy Suppliers, TPC is assured to provide the most competitive prices in the industry. For more information visit:www.thepowercompany.com

About Energy Efficiency Experts (E 3 )

E3 is an Energy Services Company (ESCO) formed by PRHL to provide the best of breed solutions to its clients by utilizing proprietary technologies and high level industry relationships. By maintaining a "product agnostic" approach, E3's experts will prescribe the best solution for the unique circumstances of its clients after careful survey and analysis. Through its ever-growing acquisitions and alliances, E3 strives to provide the most current, and fully-vetted solutions in energy generation and energy reduction technologies, as well as management tools which capture the client for future opportunities. Recent acquisitions include Green Central and Active ES Lighting Controls. Strategic alliances include Orion Energy Systems, Muni-Fed Energy, and Energy Innovation Enterprises. These alliances further advance E3's business strategy of providing only those technologies that have proven themselves in the field in both technical sophistication/reliability and financial justification. For more information visit: www.prhlcorp.com.

Premier Holding Corp. Safe Harbor

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or other similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

Randall Letcavage- Premier Holding Corp, Chairman & CEO further comments on The Power Company. Click here:Randall's Comments

Source: Premier Holding Corporation